Morgan Stanley California Tax-Free Daily Income Trust
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 State of California 2012-2013
Revenue Anticipation Notes Series A-2
Purchase/Trade Date:	  8/17/2012
Offering Price of Shares: $101.701
Total Amount of Offering: $7,500,000,000
Amount Purchased by Fund: $16,000,000
Percentage of Offering Purchased by Fund: 0.213
Percentage of Fund's Total Assets: 2.49
Brokers: JP Morgan, Wells Fargo Securities, De La Rosa
& Co., Academy Securities, Inc., BAIRD, Blaylock
Robert Van, LLC, Citigroup, Drexel Hamilton, LLC,
Jackson Securities LLC, Loop Capital Markets, Morgan Stanley, Prager & Co., LLC, RBC Capital Markets,
Southwest Securities, Inc., US Bancorp Investments, Inc., Alamo Capital, BMO Capital Markets GKST Inc., BofA
Merrill Lynch, City National Securities, Inc., Fidelity Capital Markets, Jefferies, M.R. Beal & Company,
Oppenheimer & Co. Inc., Ramirez & Co., Inc., Rice
Financial Products Company, Stone & Youngberg, a
Division of Stifel Nicolaus, Wedbush Securities,
Backstrom McCarley Berry & Co., LLC, Barclays,
Cabrera Capital Markets, LLC, Comerica Securities,
Goldman, Sachs & Co., KeyBanc Capital Markets Inc., Mitsubishi UFJ Securities, Piper Jaffray & Co., Raymond James Morgan Keegan, Siebert Brandford Shank & Co.,
LLC, The Williams Capital Group, LP, William Blair & Company Purchased from: JP Morgan
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.